UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 6, 2010 (November 30, 2010)

MAGNUM HUNTER RESOURCES CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32997	86-0879278
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

777 Post Oak Boulevard, Suite 910
Houston, Texas 77056
(Address of principal executive offices, including zip code)

(832) 369-6986
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 30, 2010, Magnum Hunter Resources Corporation (the “Company”) entered into a Second Amendment to Credit Agreement and Waiver (the “Second Amendment”), by and among the Company, Bank of Montreal, as Administrative Agent, Capital One, N.A., as Syndication Agent, and the lenders and guarantors party thereto.  The Second Amendment amends the Amended and Restated Credit Agreement dated as of February 12, 2010, by and among the Company, the Administrative Agent, the Syndication Agent and the lenders from time to time party thereto, as amended by the First Amendment to Credit Agreement dated May 13, 2010 (all, collectively, the “Credit Agreement”). The Credit Agreement provides the Company with a $150 million senior secured revolving credit facility. The Credit Agreement is discussed in further detail in the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on February 19, 2010 and May 19, 2010, respectively.

Pursuant to the Second Amendment, on November 30, 2010, the lenders made a Tranche B term loan to the Company in the amount of $6.5 million associated with the Eureka Hunter Pipeline. The Tranche B loan bears interest, which is payable not less frequently than quarterly, at the rate of 5.50% per annum and is due and payable in full on the final maturity date of November 30, 2011 (the “Tranche B Maturity Date”), subject to required prepayments as a result of reductions in the Tranche B borrowing base as set forth below. Prior to the Tranche B Maturity Date, any increase in the Tranche A portion of the Company’s borrowing base as a result of a redetermination of the borrowing base that results in the Tranche A portion exceeding $65 million will automatically and permanently reduce the amount of the Tranche B portion of the borrowing base by the amount of such increase in the Tranche A portion on a dollar for dollar basis. Also, prior to the Tranche B Maturity Date, the Tranche B portion of the borrowing base will be automatically and permanently reduced by a specified percentage of any net cash proceeds from the sale of certain capital assets, or from the issuance, incurrence or assumption of certain debt for borrowed money, relating to the Company’s Eureka Hunter Pipeline. The Tranche B portion of the borrowing base is principally intended to be utilized to fund the Company’s development of the Eureka Hunter Pipeline.

The Second Amendment establishes the Tranche A portion of the Company’s borrowing base under the Credit Agreement is reset at $65 million (due to the recent sale of the Cinco Terry properties) and establishes the Tranche B portion of the borrowing base at $6.5 million, subject to change (a) pursuant to any redetermination of the Tranche A portion of the borrowing base in accordance with the provisions of the Credit Agreement and (b) as described in the above paragraph. This reflects an increase in the Company’s total borrowing base from $65 million to $71.5 million. This new borrowing base reflects the increase in the Company’s proved reserves at June 30, 2010 resulting from the Company's February 2010 acquisition of the Triad Energy assets out of bankruptcy, and as adjusted for the October 2010 divestiture of the Company’s non-operated working interest in the Cinco Terry property in West Texas for total consideration of $21.5 million.

The Second Amendment also designates Eureka Hunter Pipeline, LLC, a subsidiary of the Company (“Eureka Hunter”), and Eureka Hunter’s directly-owned subsidiary, as restricted subsidiaries for purposes of the Credit Agreement, and amends certain negative covenants of the Credit Agreement to reflect such subsidiaries’ designation as restricted subsidiaries. The Second Amendment continues to permit the Company to make certain investments in Eureka Hunter.

Additionally, the Second Amendment adjusts the annualization of the calculation of the Company’s EBITDAX for each of the quarters ending December 31, 2010, March 31, 2011 and June 30, 2011.

The foregoing description of the Second Amendment is qualified in its entirety by reference to the Second Amendment, which is attached hereto as Exhibit 10.1 and which is incorporated by reference herein.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1
Second Amendment to Credit Agreement and Waiver, dated as of November 30, 2010, by and among the Company, Bank of Montreal, as administrative agent, Capital One, N.A., as syndication agent, and the guarantors and lenders party thereto

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNUM HUNTER RESOURCES CORPORATION

Date: December 6, 2010	By:	/s/ Ronald D. Ormand
Ronald D. Ormand
EVP and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1
Second Amendment to Credit Agreement and Waiver, dated as of November 30, 2010, by and among the Company, Bank of Montreal, as administrative agent, Capital One, N.A., as syndication agent, and the guarantors and lenders party thereto